LEE ENTERPRISES, INCORPORATED

                               400 Putnam Building

                               215 N. Main Street

                            Davenport, IA 52801-1924

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                January 23, 2001

TO THE STOCKHOLDERS:

         The Annual Meeting of Stockholders of Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), will be held in the second floor conference room of the offices of the Company, 215 N. Main Street, Davenport, Iowa, on January 23, 2001, at 9:00 AM, for the following purposes:

  (1) To elect three directors for terms of three years, and one director for a term of one year; and

  (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed December 1, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

         It is important that your shares be represented whether or not you plan to attend. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope. Stockholders may also vote by telephone or via the Internet. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

                          /s/ C. D. Waterman, III
                          -----------------------------
                          C. D. Waterman III, Secretary

Davenport, Iowa
December 27, 2000

                          LEE ENTERPRISES, INCORPORATED

                       2001 ANNUAL MEETING OF STOCKHOLDERS

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the annual meeting of stockholders to be held at the offices of the Company on Tuesday, January 23, 2001, at 9:00 a.m., for the purposes set forth in the Notice of Annual Meeting.

         The principal executive offices of the Company are located at 400 Putnam Building, 215 N. Main Street, Davenport, Iowa 52801. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about December 27, 2000, together with a copy of the Company's Annual Report for the fiscal year ended September 30, 2000.

                                     PROXIES

         Your vote is very important. For this reason, the Board of Directors is requesting that you use the enclosed Proxy Card to vote your shares. If the accompanying proxy is executed, the shares represented by the proxy will be voted as specified below. You may also vote your shares by delivering your proxy by telephone or via the Internet.

         If a broker, bank or other nominee holds your Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. If you hold certificate(s) in your own name as a holder of record, you may vote your Common Stock or Class B Common Stock by signing, dating and mailing the Proxy Card in the postage paid envelope provided. Of course, you can always come to the meeting and vote your shares in person.

         You may revoke the proxy before the meeting, whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Corporate Secretary, Lee Enterprises, Incorporated, 400 Putnam Building, 215 N. Main St., Davenport, IA 52801-1924; to be effective, a mailed revocation must be received by the Secretary on or before January 22, 2001. A stockholder may also attend the meeting in person, withdraw the proxy and vote in person.

                                VOTING PROCEDURES

         Stockholders of record at the close of business on December 1, 2000 will be entitled to vote at the meeting or any adjournment thereof. As of December 1, 2000, there were 32,975,540 shares of Common Stock and 10,726,497 shares of Class B Common Stock outstanding. Each share of Common Stock is entitled to one vote at the meeting; each share of Class B Common Stock is entitled to ten votes at the meeting.

         The presence, in person or by proxy, of a majority of the voting power of Common Stock and Class B Common Stock of the Company issued and outstanding and entitled to vote is necessary to constitute a quorum at the annual meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock and Class B Common Stock represented in person or by proxy at the annual meeting is required to elect directors, and the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock represented at the meeting is required to act on any other matter properly brought before the meeting.

         Abstentions from voting will be included for purposes of determining whether the requisite number of affirmative votes are received on any matters other than the election of directors submitted to the stockholders for vote and, accordingly, will have the same effect as a vote against such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote, with respect to that matter.

         In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying Proxy Card or by using the telephone or Internet voting procedures. All properly executed proxies delivered by stockholders to the Company and not revoked will be voted at the annual meeting in accordance with the directions given. If no specific instructions are given on a Proxy Card with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "FOR" the election of all directors as more fully set forth in this Proxy Statement. If any other matters properly come before the annual meeting, the persons named as proxies will vote upon such matters according to their judgment.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Three directors are to be elected at the annual meeting to hold office for three-year terms expiring at the annual meeting of stockholders in 2004, and one director is to be elected for a one-year term expiring at the annual meeting of stockholders in 2002. Each of the individuals named below is a nominee of the Nominating Committee of the Board of Directors. Mr. Guerin, Mr. Newman and Mr. Prichett are presently directors whose current terms expire January 23, 2001. Ms. Junck's current term expires in 2002, but she is nominated to serve with the class whose terms expire at the 2004 annual meeting to conform with the Company's Certificate of Incorporation and By-Laws. Ronald L. Rickman, a director of the Company since 1986, is retiring at the annual meeting and will not stand for re-election. The Board of Directors does not currently plan to fill the vacancy and, effective as of the annual meeting date, the number of directors will be reduced to ten.

         Proxies will be voted for the election of these nominees unless the stockholder giving the proxy withholds such authority. If as a result of circumstances not now known any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing office is set forth below:

                       NOMINEES FOR ELECTION AS DIRECTORS

                               Principal                   Proposed   Director
Nominee                        Occupation           Age     Term       Since
-------                    -------------------      ---    --------   --------

Mary E. Junck              President and            53     3 years      1999
                           Chief Operating                  (2004)
                           Officer

Andrew E. Newman           Chairman and CEO,        56     3 years      1991
                           Race Rock                        (2004)
                           International (2)

Gordon D. Prichett         Partner, Cairnwood       59     3 years      1998
                           Cooperative and                  (2004)
                           Department Chairman,
                           Babson College (3)

J.P. Guerin                Investor (1) (3)         71     1 year       1985
                                                            (2002)

                         DIRECTORS CONTINUING IN OFFICE

                               Principal                  Remaining    Director
Director                       Occupation           Age     Term       Since
--------                   ------------------       ---   ---------   ---------

Rance E. Crain             President, Crain         62     1 year       1990
                           Communications (2)              (2002)

Richard D. Gottlieb        Chairman and             58     1 year       1986
                           Chief Executive                 (2002)
                           Officer (1)

Phyllis Sewell             Retired (1) (2) (4)      70     1 year       1977
                                                           (2002)

William E. Mayer           Managing Partner,        60     2 years      1998
                           Park Avenue Equity              (2003)
                           Partners (3) (4)

Gregory P. Schermer        Vice President-          46     2 years      1999
                           Interactive Media               (2003)

Mark Vittert               Investor (2) (4)         52     2 years      1986
                                                           (2003)

(1)      Member of Executive Committee
(2)      Member of Executive Compensation Committee
(3)      Member of Audit Committee
(4)      Member of Nominating Committee

         Ms. Junck was elected Executive Vice President and Chief Operating Officer in May 1999 and President in January 2000. From May 1996 to April 1999 she was Executive Vice President of The Times Mirror Company and President of Eastern Newspapers. She was named Publisher and Chief Executive Officer of The Baltimore Sun in 1993. The Company anticipates that Ms. Junck will be elected President and Chief Executive Officer of the Company in January 2001.

         Mr. Newman is Chairman and Chief Executive Officer of Race Rock International, St. Louis, MO. He is a director of Sigma-Aldrich Corporation, St. Louis, MO.

         Mr.  Prichett  is  a  partner  in  Cairnwood  Cooperative,   a  private
investment group, of Boston, MA. He is also Chairman of Mathematics, Statistics and Information Systems at Babson College, Babson Park, MA.

         Mr. Guerin is Vice-Chairman of Daily Journal Company, Los Angles, CA and Chairman of Tapestry Films, an independent motion picture producer.

         Mr.  Crain  is  the   President   and   Editorial   Director  of  Crain
Communications, a diversified publishing company with its principal offices in Chicago, IL.

         Mr. Gottlieb has been Chairman and Chief Executive Officer of the Company since January, 2000. For more than 5 years prior thereto he was President and Chief Executive Officer of the Company. The Company anticipates that Mr. Gottlieb will retire as Chief Executive Officer in January 2001 and continue as a non-executive Chairman of the Board of Directors of the Company.

         Mrs. Sewell is a director of Pitney Bowes Inc., Stamford, CT and SYSCO Corporation, Houston, TX.

         Mr. Mayer is managing partner of Park Avenue Equity Partners, L.P., a private equity firm, New York, NY. He is also a director of Johns Manville Corporation, and a trustee of the Liberty Mutual Funds.

         Mr. Schermer was elected Vice President-Interactive Media in November, 1997. From 1989 through November 1997 he was and continues to serve as Corporate Counsel of the Company.

         Mr. Vittert is a private investor.

          DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Company's Board of Directors met eight times in fiscal 2000.

         The Company's Audit Committee met three times in fiscal 2000; its functions include review of the scope, timing and other considerations relative to the independent auditors' annual audit of financial statements and the adequacy of internal control and the internal audit functions, and evaluation of the performance of external and internal auditors and the Company's accounting and financial departments. In addition, the Committee reviews professional services provided by the Company's independent auditors, in general, prior to rendering of such services, and the possible effect of any nonaudit-related services upon the independence of the Company's independent auditors.

         The Company's Nominating Committee met two times in fiscal year 2000; its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of board committees. The Nominating Committee will consider nominees recommended by the stockholders. Recommendations should be sent to Mark Vittert, Chairman, Nominating Committee, c/o the Company, at the address shown on the cover of this Proxy Statement.

         The Company's Executive Compensation Committee met two times in fiscal 2000; its functions are to administer the Company's Retirement Account and Supplementary Benefit Plans and the 1990 Long Term Incentive Plan; to establish salary ranges and salaries, bonus formulae and bonuses, and participation in other benefit plans or programs, for elected officers; to review employment terminations involving payment to any individual in excess of $150,000, and to approve employment contracts for executives extending beyond one year; and to approve the position description, performance standards and key result areas for bonus criteria for the Chief Executive Officer of the Company and to measure his performance thereunder. In addition, the Committee recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting individuals on the executive payroll other than elected officers.

         No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during 2000.

                            COMPENSATION OF DIRECTORS

         No Company employee receives any remuneration for acting as a director. In fiscal 2000 Messrs. Crain, Guerin, Mayer, Newman, Prichett, Rickman and Vittert and Mrs. Sewell were paid a $24,400 annual retainer, $1,000 for each Board meeting attended, $700 for each Committee meeting attended and $350 for each special telephone meeting. Committee chairs were also paid $3,000 extra as an annual retainer for acting as such. Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per diem. No non-employee director was paid additional compensation for consultative services in fiscal 2000.

         In February 1996 the stockholders of the Company adopted the Stock Plan for Non-Employee Directors. Under the plan, non-employee directors receive an annual grant of 500 shares of Common Stock, and may elect to receive all or 50% of the cash retainer and meeting fees described above in Common Stock of the Company.

         The Board of Directors has authorized non-employee directors, prior to the beginning of any Company fiscal year, to elect to defer receipt of all or any part of the compensation a director might earn during such year. Amounts so deferred will be paid to the director upon his or her ceasing to be a director or upon attaining any specified age between 60 and 70, together with interest thereon at the average rate of interest earned by the Company on its invested funds during each year. Alternatively, directors may elect to have deferred compensation credited to a "rabbi trust" established by the Company with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan.

         The Company also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by directors.

                 EQUITY SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth information as of December 1, 2000 as to each person known by the Company to own beneficially more than five (5%) percent of the Common Stock or Class B Common Stock of the Company.

                                              Percent      Class B      Percent
Beneficial Owners             Common Stock    of Class   Common Stock   of Class
-----------------             ------------    --------   ------------   --------

Ariel Capital Management,      7,462,100       22.63%             ___        ___
  Inc
200 E. Randolph St
Suite 2900
Chicago, IL 60601

Harris Associates, L.P.        1,856,135        5.63%             ___        ___
Two North LaSalle St
Suite 500
Chicago, IL 60602

Lloyd G. Schermer (1)                500          ___       1,182,586     11.02%
3676 E. Placita Lindura
Tucson, AZ 85718

Betty A. Schermer (2)                ___          ___       1,171,354     10.92%
3676 E. Placita Lindura
Tucson, AZ 85718

Gregory P. Schermer (3)          269,594         .82%         583,780      5.44%
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg
215 N. Main St
Davenport, IA 52801-1924

(1)  Includes  403,028  Class B Common shares owned by a trust as to which Lloyd
     G. Schermer retains sole voting and investment powers; (ii) 348,838 Class B Common shares held by a charitable trust as to which Lloyd G. Schermer has sole voting and shared investment power; and (iii) 110,020 Common and 110,020 Class B Common shares held by a trust and 320,700 Class B Common shares held by a charitable foundation as to which Lloyd G. Schermer shares voting and investment powers. Lloyd G. Schermer disclaims beneficial ownership of 779,558 Class B Common shares listed above, and of the Common and Class B Common shares beneficially owned by Betty A. Schermer listed above and described in footnote (2) below.

(2) Includes (i) 850,654 Class B Common shares owned by trusts under which Betty A. Schermer has sole voting and investment powers; (ii) 320,700 Class B Common shares held by a charitable foundation as to which Betty A. Schermer has shared voting and investment power, but disclaims all beneficial ownership. Betty A. Schermer also disclaims beneficial ownership of all Common and Class B Common shares beneficially owned by Lloyd G. Schermer listed and described in footnote (1) above.

(3) Includes (i) 55,010 Common and 55,010 Class B Common shares held by a trust with respect to which Gregory P. Schermer has beneficial ownership but no voting or investment power; and (ii) 6,000 Class B Common shares owned by his spouse, 2,000 Common and 6,000 Class B Common shares held by a trust for the benefit of his minor son, and 4,000 Class B Common shares held by a trust for the benefit of a minor daughter, as to which Gregory P. Schermer disclaims all beneficial ownership and exercises no voting or investment power.

         The following table sets forth information as to the Common Stock and Class B Common Stock of the Company beneficially owned as of December 1, 2000 by each director and nominee, each of the named executive officers listed in the Summary Compensation Table below, and by all directors and executive officers as a group:

   Name and
  Address of                                Percent    Class B Common   Percent
Beneficial Owner              Common Stock  of Class       Stock        of Class
----------------              ------------  --------   --------------   --------

Philip E. Blake (2)               31,919       *           1,918            *

Larry L. Bloom (2)                70,834       *             ___           ___

Colleen B. Brown (2)              11,582       *             ___           ___

Rance E. Crain                     9,956       *             ___           ___

Richard D. Gottlieb (1)(2)       405,721     1.23%       123,856          1.15%

J. P. Guerin (1)                   2,500       *         106,814          1.00%

Mary E. Junck (2)                 19,730       *             ___           ___

William E. Mayer                   2,844       *             ___           ___

Andrew E. Newman                   4,500       *             ___           ___

Gordon D. Prichett                 3,100       *             ___           ___

Ronald L. Rickman (2) (3)         99,192       *          37,469            *

Gregory P. Schermer (1) (2)      269,594       *         583,780          5.44%

Phyllis Sewell                     4,150       *           2,450            *

Mark Vittert                       4,500       *             ___           ___

All present executive          1,099,068     3.33%       867,144          8.08%
officers and directors
as a group (21)

* Less than one (1%) percent of the class.

(1) The following directors and officers disclaim beneficial ownership of the following shares, included above, not owned personally by them or held for their benefit: G. Schermer, 57,010 Common Stock, 71,010 Class B Common Stock; Gottlieb, 21,108 Common Stock, 57,996 Class B Common Stock; and Guerin, 2,850 Class B Common Stock.

(2) This table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options: Gottlieb - 303,406; Rickman - 52,200; G. Schermer - 12,822; Bloom - 59,422; Brown - 9,000; Junck - 7,500; and Blake - 19,400.

(3)      Mr. Rickman retires when his current term expires January 23, 2001.


                       COMPENSATION OF EXECUTIVE OFFICERS

         The following tables and discussion summarize the compensation which the Company paid for services rendered in all capacities for the fiscal year ended September 30, 2000 to the chief executive officer of the Company and to each of the four other most highly compensated executive officers of the Company.

                           Summary Compensation Table

                                                                                          Long Term Compensation
                                                                         -------------------------------------------------------
           Annual Compensation                                                    Awards                       Payouts (1)
-----------------------------------------------------------              -----------------------       -------------------------
             (a)            (b)       (c)          (d)          (e)          (f)          (g)              (h)         (i)

                                                                Other     Restricted                      LTIP
                                                               Annual        Stock                      Payouts($)   All Other
                                                            Compensation   Awards($)       Stock                    Compensation
Name and Principal                                              ($)                       Options                        ($)
Position                    Year   Salary($)     Bonus($)       (3)          (4)            (#)              (6)         (7)
--------------------------------------------------------------------------------------------------------------------------------
Richard D. Gottlieb         2000    615,000      184,000        5,000          ---      30,000          111,250      130,688
  Chief Executive Officer   1999    581,400      174,420        5,000      116,000      25,000           82,075      123,595
                            1998    570,000       85,500        5,000       76,132      17,500          157,850      106,881

Mary E. Junck (2)           2000    460,000      138,100        5,000      129,690      30,000              ---       42,774
 Chief Operating Officer    1999    153,333      125,000          ---      144,690      25,000              ---          ---

Colleen B. Brown (2) (8)    2000    285,000      845,000        5,000          ---         ---              ---      186,627
  President-Broadcast       1999    250,000       50,000          ---       29,000      10,000              ---        4,312
  Group                     1998     62,500          ---          ---       81,570      10,000              ---          ---

Philip E. Blake (10)        2000    260,000       31,500        5,000          ---      25,000           14,184       44,920
 Vice President-            1999    226,300       92,783        5,000       29,000      15,000           28,188       49,787
 Publishing                 1998    215,500       85,270        5,000       16,314       5,000           87,552       46,931

Larry L. Bloom (9)          2000    276,600       36,000        5,000          ---         ---           51,731       48,486
 Sr. Vice                   1999    264,700       87,351        5,000       29,000      12,000           29,313       55,358
 And Chief Financial        1998    257,000       64,250        4,000       35,347      11,122  (5)      56,375       50,392
   Officer

(1) The Executive Compensation Committee of the Company meets following the conclusion of the Company's fiscal year to determine, among other things, the amount of the annual bonus to be awarded and the long term compensation grants to be made, if any, for the fiscal year just concluded.

     The Summary Compensation Table includes the value of shares of restricted stock and the number of stock option shares granted by the Executive Compensation Committee under the Company's 1990 Long Term Incentive Plan in each of the years indicated for the corresponding fiscal year.

(2) Ms. Junck became an employee and executive officer of the Company on May 11, 1999. At the time of her employment, Ms. Junck received a $100,000 hiring bonus, a restricted stock award of 5,000 shares, and a stock option grant of 25,000 shares. Ms. Brown became an employee of the Company on June 25, 1998 and an executive officer on July 1, 1999. At the time of her employment, Ms. Brown received a restricted stock award of 3,000 shares and a stock option grant of 10,000 shares. The long-term incentive awards were made by the Executive Compensation Committee to compensate Ms. Junck and Ms. Brown, in part, for comparable benefits from their previous employers lost upon employment by the Company.

(3)  Represents   matching  payments  made  by  Lee  Enterprises  to  charitable organization designated by the executive officer.

(4) The amounts shown represent shares of restricted stock in the following amounts granted to the named individuals in 1998, 1999, and 2000, respectively and their aggregate market value (including November 2000 awards) at September 30, 2000:

                       1998       1999        2000              Market Value at
                      Award      Award       Award   Total    September 30, 2000
                      -----      -----       -----   ------   ------------------

Richard D. Gottlieb   2,800      4,000        ___     6,800         $ 196,350
Mary E. Junck           ---      5,000(2)    5,000   10,000           288,750
Philip E. Blake         600      1,000        ___     1,600            46,200
Larry L. Bloom        1,300      1,000        ___     2,300            66,412
Colleen B. Brown      3,000(2)   1,000        ___     4,000           115,500

(5) Includes replacement (reload) options awarded at exercise of non-qualified options to Mr. Bloom in 1998: 4,122 shares.

(6) The amounts shown represent the value at the end of the fiscal year of restricted stock awarded three years prior thereto and vesting within 60 days after the end of the fiscal year or upon retirement from employment with the Company.

(7) The amounts shown represent contributions by the Company on behalf of the named individuals to the Company's Retirement Account Plan and Supplemental Retirement Account.

(8) Ms. Brown terminated employment with the Company on October 1, 2000 when the Company consummated its agreement to sell its broadcast group (excluding KMAZ-TV, El Paso, TX) to Emmis Communications Corp. Ms. Brown's bonus for fiscal year 2000 includes $570,000 paid pursuant to her Employment Agreement dated as of March 1, 2000, pursuant to which she agreed to continue her employment with the Company until the consummation of the transaction for the sale of the Company's broadcast group. Under the terms of that agreement, all unvested stock options and restricted stock were deemed vested as of the date the transaction was consummated.

(9) Mr. Bloom resigned as Senior Vice President - Finance and Chief Financial Officer on October 26, 2000 and his employment with the Company will terminate on January 31, 2001.

(10) Mr. Blake will retire from the Company on December 31, 2000.


                        Option Grants in Last Fiscal Year

                                Individual Grants

        (a)              (b)            (c)                (d)           (e)            (f)
                       Options                                                   Grant Date Present
                       Granted   % of Total Options                                    Value($)
                                Granted to Employees  Exercise Price  Expiration
       Name              (1)     in Fiscal Year           ($/Sh)         Date            (2)
------------------- ---------- ---------------------  --------------  ---------- ------------------
Richard D. Gottlieb     30,000           9.0%           $ 25.9375     11/14/2010        $228,600
Mary E. Junck           30,000           9.0%           $ 25.9375     11/14/2010        $228,600
Colleen B. Brown           ---           0.0%           $ 25.9375     11/14/2010             ---
Philip E. Blake         25,000           7.5%           $ 25.9375     11/14/2010        $190,500
Larry L. Bloom             ---           0.0%           $ 25.9375     11/14/2010             ---

(1) The options granted to the named individuals were determined by the Executive Compensation Committee following review of each individual's performance in fiscal year 2000, and become exercisable in installments of 30% of the original grant on each of the first and second anniversaries of the grant date and 40% on the third anniversary. All options are for Common Stock and have an exercise price equal to the closing market price of the stock on the grant date. The lesser of 25% or the maximum number of shares permitted by law are designated as incentive stock options, and the balance are non-qualified options. All options were granted under the Company's 1990 Long Term Incentive Plan, the provisions of which, among other things, allow an optionee exercising an option to satisfy the exercise price and withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a fair market value equal to such obligations. The Plan also permits an optionee exercising an option to satisfy the exercise price by delivering previously awarded restricted stock or previously owned Common Stock. The limitations accompanying the restricted stock remain in effect and apply to the corresponding number of shares issued upon the stock option exercise until they lapse according to their original terms.

(2) The "grant date present value" is a hypothetical value determined using certain assumptions specified under the Black-Scholes Option Pricing Model. The range of assumptions used in calculating the values are as follows:

                  Factor                                       November Options
          -----------------------                              ----------------
          Dividend Yield                                               2.47%
          Volatility                                                  23.85%
          Risk-Free Interest Rate                                      5.73%
          Expected life (years)                                      8 years

The Company's stock options are not transferable, are subject to a risk of forfeiture, and the actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

                 Aggregated Option Exercises In Last Fiscal Year
                        and Fiscal Year End Option Values

       (a)                (b)              (c)                   (d)                        (e)
       Name         Shares Acquired       Value         Number of Unexercised       Value of Unexercised
                    On Exercise (#)    Realized ($)     Options at FY End (#)     In-the-Money Options at
                                                      Exercisable /Unexercisable  FY End ($) Exercisable/
                                                                                        Unexercisable

                          (1)             (2)                       (3)                        (4)
------------------- ----------------- --------------- --------------------------- -------------------------
Richard D. Gottlieb       58,206         $  900,517             297,644                   3,729,819
                                                                 77,250                     131,297

Mary E. Junck                ---                ---               7,500                         ---
                                                                 47,500                      88,125

Colleen B. Brown             ---              ---                 3,000                       5,061
                                                                 17,000                      11,809

Philip E. Blake              ---              ---                12,000                      78,656
                                                                 44,900                      82,492

Larry L. Bloom               ---              ---                49,722                     392,043
                                                                 20,900                      17,266

(1) All options are for Common Stock and were granted under the Company's 1990 Long Term Incentive Plan.

(2) Market value of underlying securities at exercise date minus the exercise price.

(3) Options granted under the Company's 1990 Long Term Incentive Plan become exercisable in three installments over a period of three years from the date of grant. The number of unexercisable options shown includes those granted by the Executive Compensation Committee in November 2000 for the fiscal year just concluded.

(4) Market value of underlying securities at September 30, 2000 ($28.875), minus the exercise price.

Benefit Plans and Retirement Programs

         Under the Company's Retirement Account and Supplementary Benefit Plans, the Company matches employee contributions up to 5% of employee compensation and, in addition, contributes 6.2% of a participant's total compensation plus an additional 5.7% of such compensation in excess of $76,200. These retirement plans are defined contribution plans and were adopted in 1980 to replace the Company's Pension Plan, a defined benefit plan. The Company and employee contributions are invested and the total amount standing to each employee's credit is paid following his or her retirement. The amounts credited in fiscal 2000 under the Retirement Account and Supplementary Benefit Plans to the accounts of the person listed in the Summary Compensation Table are listed in column (i) thereto.

Executive Agreements

         The Company is obliged under a written agreement to pay to Mr. Gottlieb a multiple of three times his base salary in the event of termination of his employment without cause. The Company decided in 1991 not to enter into such agreements in the future with its executive officers.

Change-of-Control Employment Agreements

         In 1998 the Board of Directors approved employment agreements between the Company and its executive officers, including each of the named executive officers, which become effective upon a change of control or in the event of a termination of employment in anticipation of a change of control. The agreements extend for three years, but renew annually for a new three year period unless the Company gives prior notice of termination. The agreements provide that each such officer is to remain an employee for a three-year period following a change of control of the Company (the "Employment Period"). During the Employment Period, the officer is entitled to (i) an annual base salary, payable monthly in an amount at least equal to his or her highest monthly base salary during the year prior to the change of control, (ii) an annual bonus in an amount at least equal to his or her highest annual bonus in the three years prior to the change of control, and (iii) continued participation in the Company's incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and fringe benefits to the extent paid or provided to (a) such officer prior to the change of control or (b) other peer executives of the Company.

         If during the Employment Period, the officer's employment is terminated other than for "Cause" or disability or the officer terminates his or her employment for "Good Reason", including a detrimental change in responsibilities or a reduction in salary or benefits, the officer will be entitled to the following benefits: (i) all accrued and unpaid compensation; (ii) a severance payment equal to three times the sum of such officer's (a) annual base salary, and (b) highest recent annual bonus; (iii) payment equal to the retirement contribution that the officer would have been eligible to receive from the Company under the terms of the Company's Retirement Account Plan and Supplemental Retirement Account (or successor plan or program then in effect), determined as if the officer were fully vested thereunder and had continued (after the date of termination) to be employed for an additional three years at the officer's highest recent annual compensation for purposes of determining the basic contributions and supplemental contributions; (iv) the amount of any forfeited benefits under the Company's Savings Plan; and (v) any legal fees and expenses incurred by the officer in asserting legal rights in connection with the agreement. The officer shall also be entitled to continued welfare benefits for three years and outplacement services. Subject to certain limits on payments, the agreement also requires tax "gross-up" payments to the officer to mitigate any excise tax imposed on the officer under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and any penalties and interest in connection with a change of control. These payments would be in addition to awards of restricted stock, stock options and stock appreciation rights or amounts payable in lieu thereof under the Company's 1990 Long Term Incentive Plan which, in the event of a change of control and subject to certain limitations contained in the agreements, provides for early exercise and vesting and issuance or payment of such awards. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination.

         A  change  of  control  includes  certain  mergers  and   acquisitions,
liquidation or dissolution of the Company, changes in the membership of the Company's Board of Directors and acquisition of securities of the Company.

Performance Presentation

         The following graph compares the yearly percentage change in the cumulative total shareholder return of the Company, the Standard & Poor's (S &
P) 500 Stock Index, and the S & P Publishing/Newspapers Index, in each case for the five years ending September 30, 2000 (with 1995 as the measurement point). Total shareholder return is measured by dividing (a) the sum of (i) the cumulative amount of dividends declared for the measurement period, assuming dividend reinvestment and (ii) the difference between the issuer's share price at the end and the beginning of the measurement period, by (b) the share price at the beginning of the measurement period.

The data points used for the omitted graph were as follows:

                             1995      1996    1997     1998     1999     2000
                            ----------------------------------------------------

Lee                         $100.00  $107.73  $136.39  $127.05  $136.83  $147.76
S&P Publishing/Newspapers-
  Index                     $100.00  $129.76  $196.53  $191.73  $273.70  $274.46
S&P 500                     $100.00  $120.33  $169.00  $184.29  $234.88  $266.08

         The (S & P) 500 Stock Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S & P Publishing/Newspapers Index, which is also weighted by market capitalization, includes the following six publishing companies: Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company (until June 12, 2000), Dow Jones & Company, Inc. and The Tribune Company.


         Report of the Executive Compensation Committee of the Board of
                      Directors on Executive Compensation

The Committee

         The Executive Compensation Committee of the Board of Directors (the "Committee") is composed of four independent outside directors. No executive officer of the Company is a member of the board of directors of any company with which a member of the Committee is affiliated. The Board of Directors has delegated to the Committee the authority to review, consider and determine the compensation of the Company's executive officers and other key employees and, in accordance with Rule 16b-3 of the Exchange Act, make the final determination regarding awards of stock options, restricted stock, and other stock-based awards to such persons.

Compensation Policies

         The Committee operates on the principle that the compensation of the Company's executive management, including its chief executive officer and the other executive officers named in the Summary Compensation Table, should be competitive with compensation of executive management at comparable companies but should not be at the top of any range derived from such comparisons. The Committee also follows a policy of basing a significant portion of the cash compensation of senior executive officers on the operating performance of the Company, and of other members of the executive management team on the performance of the enterprises, units or functions over which they exercise significant management responsibility. The Committee's policies are designed to assist the Company in attracting and retaining qualified executive management by providing competitive levels of compensation that integrate the Company's annual and long term performance goals, reward strong corporate performance, and recognize individual initiative and achievement. The Committee also believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in the linking of management's and stockholders' interest in the enhancement of stockholder value.

         The Company's executive compensation program is comprised of three elements: (1) base salary; (2) annual incentive bonus; and (3) long-term incentive compensation.

Base Salary

         Salary levels for executive management are set so as to reflect the duties and level of responsibilities inherent in the position, and to reflect competitive conditions in the lines of business in which the Company is engaged in the geographic areas where services are being performed. Comparative salaries paid by other companies in the industries and locations where the Company does business are considered in establishing the salary for a given position. The Company participates annually in the Towers Perrin Media Industry Compensation Survey (the "Towers Survey"), which is widely used in its industry and gives relevant compensation information on executive positions. The Company strives to place fully competent and highly performing executives at the median level of compensation, as reported annually in the Towers Survey.

         The Towers Survey provides annual compensation analyses for executives in the media industry based on revenues, industry segments including publishing, and market type and size. The statistical information, including revenues and compensation levels, provided by survey participants is utilized by the Towers Survey to develop statistical equations based on revenues, industry segments and markets. These equations, along with other data, are used by the Company to determine the median and other levels of compensation of the executive management of media companies with profiles comparable to that of the Company. Base salaries for executives named in the Summary Compensation Table are reviewed annually by the Committee taking into account the competitive level of pay as reflected in the Towers Survey. In setting base salaries, the Committee also considers a number of factors relating to the particular executive, including individual performance, level of experience, ability and knowledge of the job. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. Base salaries were increased to reflect competitive practices and new assignments in 2000 for executive management by 9.4% on a composite basis. The Committee believes the base salary levels are reasonable and necessary to retain these key employees.

Annual Incentive Bonus Program

         The purpose of the annual incentive bonus program is to motivate and reward executive management so that they consistently achieve specific financial targets and are compensated for the accomplishment of certain non-financial objectives. These targets and objectives are reviewed and approved by the Committee annually in conjunction with its review of the Company's strategic and operating plans. A target bonus level, stated as a percent of annual base salary, is established for each member of the executive management team other than executive officers, by the executive officer exercising responsibility over an enterprise unit or function. For executive officers other than the chief executive officer, the bonus level and achievement targets are determined by the chief executive officer and approved by the Committee. Similarly, the Committee determines the annual bonus opportunity and performance objectives of the chief executive officer. While the annual incentive bonus awards for executives other than the chief executive officer are generally approved upon the recommendation of the chief executive officer, the Committee retains the right to adjust the recommended bonus awards to reflect its evaluation of the Company's overall performance.

Long Term Incentives

         Under the Company's 1990 Long Term Incentive Plan, the Committee is authorized, in its discretion, to grant stock options and restricted stock awards in such proportions and upon such terms and conditions as the Committee may determine. The Committee meets following the end of each year to evaluate the performance of the Company for the preceding fiscal year and determine long term incentive awards of executive management of the Company for the fiscal year just ended. Under the Plan, grants to executives are based on criteria established by the Committee, including responsibility level, base salary, current market practice and the market price of the Company's stock at the time of grant. The number of stock options and/or restricted shares then determined is reviewed by the Committee and may be increased or decreased to reflect the criteria noted above, the individual executive's role in accomplishment of the Company's operating objectives, and that individual's potential for long term growth and contribution to the Company's strategic objectives. Grant guidelines for stock options and restricted stock are established for all participants (including the chief executive officer) with the objective of providing a target total compensation opportunity, including base salary and the target annual incentive bonus, equal to the median of the peer group. Depending on stock price performance and Company performance, actual total compensation for any given year could be at, above or below the median of the peer group. The number of options or restricted shares previously granted to or held by an executive is not a factor in determining individual grants.

         The number of stock options granted to each executive officer in 2000 was determined by dividing a specified dollar amount of the target award for the grant by a hypothetical fair market value of the stock option as of the grant date, based upon the Black-Scholes Option Pricing Model. All stock options granted have an exercise price equal to the fair market value of the Common Stock at time of grant and are exercisable within a 10 year period. In order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long term value for stockholders, the Committee has provided that stock options generally vest in specified portions over a three year period.

         The awards of restricted stock to executive officers and other key employees in 2000 represent shares of Common Stock which the recipient cannot sell or otherwise transfer until the applicable restriction period lapses. The number of shares of restricted stock awarded was determined by dividing a specified dollar amount of the target award by the fair market value of the Company's Common Stock on the date the awards are approved. Restricted stock awards are also intended to increase the ownership of executives in the Company, through which the value of long term stockholder ownership and growth can be enhanced.

Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers in any taxable year beginning on or after January 1, 1994. Performance-based compensation and payments in respect of binding obligations entered into prior to February 17, 1993 are not subject to the deduction limit if certain requirements are met. The Company has structured the performance-based portion of the compensation of its executive officers in a manner that complies with section 162(m).

Compensation of Chief Executive Officer

         The Committee determined the 2000 base salary for the Company's chief executive officer, Richard D. Gottlieb, in a manner consistent with the base salary guidelines applied to executive officers of the Company as described above. The annual bonus paid to Mr. Gottlieb for 2000 was based upon a subjective evaluation of the performance of the Company in relation to past years  and  the  performance  of  comparable  media  companies,  as  well as his accomplishment of certain non-financial performance objectives and the successful initiation of several long-term and strategic initiatives which the Committee believes will be of significant benefit to the Company in the future.

         The Committee made a long term compensation award of stock options to Mr. Gottlieb in 2000 by applying the same criteria described for the determination of such awards to other executive officers of the Company. The Committee did not consider past stock option grants to Mr. Gottlieb in determining the amount of his 2000 grant. The Committee did consider the 2000 performance of the Company, as more particularly described above, in the final determination of such grants.

Executive Compensation Committee Participation

         The current members of the Executive Compensation Committee are Phyllis Sewell, Chairman, Mark Vittert, Rance E. Crain and Andrew E. Newman.


                   REPORT OF THE AUDIT COMMITTEE OF THE BOARD
               OF DIRECTORS REGARDING ANNUAL FINANCIAL STATEMENTS

         The Audit Committee of the Board of Directors is comprised of three directors who are not officers of the Company. All members are independent under new adopted rules of the New York Stock Exchange. The Board of Directors has a written charter for the Audit Committee, which is included as an Appendix to this Proxy Statement.

         The Committee held three meetings during fiscal 2000. The meetings were designed to facilitate and encourage private communication between the Committee and the internal auditors and the Company's independent public accountants, McGladrey & Pullen, LLP.

         During these meetings, the Committee reviewed and discussed the audited financial statements with management and McGladrey & Pullen, LLP. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K.

         The discussions with McGladrey & Pullen, LLP also included the matters required by Statement on Auditing Standards No. 61. The Audit Committee received from McGladrey & Pullen, LLP written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed with McGladrey & Pullen, LLP.

Respectfully submitted,

/s/ J. P. Guerin                /s/ William E. Mayer      /s/ Gordon D. Prichett
----------------------          --------------------      ----------------------
J. P. Guerin, Chairman          William E. Mayer          Gordon D. Prichett


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of McGladrey & Pullen, LLP, Certified Public Accountants, has been designated by the Board of Directors of the Company to audit the financial statements of the Company, its divisions and subsidiaries, for the fiscal year to end September 30, 2001. Said firm has audited the Company's accounts since 1960 and is considered to be well qualified.

         Representatives of McGladrey & Pullen, LLP will be present at the 2001 annual meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                  STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         Proposals of stockholders with regard to nominees for the Board of Directors or other matters intended to be presented at the 2002 annual meeting of the Company must be received by the Company to be considered for inclusion in its proxy statement and form of proxy relating to that meeting by August 31, 2001.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock or Class B Common Stock to file initial reports of ownership and reports of changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in its proxy statement any failure to file by these dates during the Company's 2000 fiscal year.

         Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements applicable to its executive officers and directors were satisfied.

                                  OTHER MATTERS

         The Management of the Company knows of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters properly come before the meeting, your proxy, if signed and returned, will give discretionary authority to the persons designated in it to vote in accordance with their best judgment.

         The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some of the officers and regular employees of the Company may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission, facsimile or by telegram. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies, for which the Company will pay an amount that it has estimated will not exceed $7,000 plus expenses.

                                            /s/ Richard D. Gottlieb
                                            ------------------------------------
                                            RICHARD D. GOTTLIEB
                                            Chairman and Chief Executive Officer

                                    APPENDIX

                             AUDIT COMMITTEE CHARTER

         The Audit Committee of the Board of Directors of Lee Enterprises, Incorporated is created pursuant to Section 4 of Article III of the By-Laws of the Corporation. Its mission is to provide such reasonable oversight as is likely to assure (1) the reliability and integrity of the Corporation's financial reporting process; (2) compliance with applicable policies, plans, procedure, laws and regulations; (3) the independence and performance of
internal  and  external  auditors;   and  (4)  safeguarding  of  assets  of  the
Corporation.

                            COMPOSITION OF COMMITTEE

         The Committee shall consist of three or more members of the Board of Directors who satisfy the standards of independence and qualification applicable to the Committee (as determined by the Board of Directors from time to time in the exercise of its business judgment and in compliance with applicable rules and regulations), one of whom shall be designated as the Chairman thereof. The members of the Committee shall serve at the pleasure of the Board of Directors of the Corporation. Any member of the Committee may be replaced by another qualified member of the Board of Directors and the number of members thereof may be increased or decreased from time to time (but not less than three members) by the Board of Directors. The Committee may establish rules and regulations for the conduct of its meetings and duties. The Chairman of the Committee at each meeting of the Board of Directors shall inform the directors of any action taken by the Committee since the last meeting of the directors.

                         OBJECTIVES AND RESPONSIBILITIES

         The objective of the Audit Committee is to provide adequate oversight of the processes, plans and systems employed by management of the Corporation so as to best accomplish the mission of the Committee. To attain this objective, the Committee shall have the following responsibilities:

   I.   Review of financial reporting process.

        A. Auditor's report of interim financial statements.

        B. Review of draft quarterly reports on Form 10-Q and annual report on Form 10-K.

        C. Review of new accounting  standards,  proposed  changes in accounting
           policies  and  opinions   obtained   from   independent   accountants
           concerning significant accounting issues.

        D. Review of management reports on significant transactions, contingencies or inquiries from regulatory agencies regarding accounting matters which may materially affect the financial statements.

        E. Review of debt covenant compliance.

   II.  Review of auditing, review and compliance process.

        A. Reports from internal auditor on activity and adequacy of internal accounting controls.

        B. Review of proposed internal audit scope for the forthcoming year and coordination of plan with outside auditors.

        C. Review of management's program to monitor compliance with the corporate code of conduct.

        D. Report from Corporate Counsel on regulatory compliance monitoring program.

   III. Special matters.

        A. Accounting.

           1. Review of the appropriateness of the carrying value and the amortization period of intangibles.

           2. Review of reserves and management's assessment of adequacy.

           3. Status of income tax returns and revenue agents' reviews.

           4. Review of retirement plans.

           5. Review of Lee Foundation.

           6. Review of legal contingencies which may materially affect the financial statements.

           7. Review of insurance coverage and costs.

        B. Auditing.

           1. Review of outside auditors' written statement delineating relationships between the Corporation and the auditor, review and assess any disclosed relationships for impact on independence and make recommendations to the Board.

           2. Review of outside auditors' fees and other services rendered.

           3. Recommend appointment of outside auditors to Board of Directors.

           4. Review of external audit plan.

           5. Review of external audit results, including internal control recommendations.

           6. Review   of   division    responses    to    external    auditor's
              recommendations.

           7. Review of airplane, Lee Lodge, and Adler Haus usage.

           8. Review of the CEO Team expense reports.

           9. Review of competency and size of financial staff.

   IV. Quarterly private meeting with independent auditors, internal auditor, or chief financial officer.

   V. Review and approve any changes in the position description and approve the standards of performance (key result areas) for the internal auditor.

   VI. Annual review of this Charter and the Audit Committee's duties and responsibilities hereunder.

   VII. Prepare report required by SEC rules to be included in the Corporation's annual proxy statement.

   VIII.Perform such other duties as may be assigned to the Committee from time to time by the Board of Directors.

                                    AUTHORITY

I. The outside auditors are ultimately accountable to the Board of Directors and the Committee and the Board of Directors and the Committee shall have the ultimate authority and responsibility for selecting, evaluating and, where appropriate, replacing the outside auditors.

II. The Committee, by delegation of the Board of Directors, shall exercise such authority as may be necessary and appropriate to carry out its duties and responsibilities. The Corporation shall furnish to the Committee, upon request, such resources as the Committee may determine necessary in order to discharge its responsibilities.